EXHIBIT 16.1

RBSM LLP
5 WEST 37TH STREET
9TH FLOOR
NEW YORK, NY 10018

November 12, 2008

Securities and Exchange Commission
Washington, DC  20549

Re:  Medefile International, Inc.
File  No. 033-25126
Dear Sir or Madam:

We have read Item 4.01 of Form 8-K, dated November 4, 2008, of Medefile International, Inc. (the “Registrant”) and are in agreement with the statements relating only to RBSM LLP contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ RBSM LLP